As filed with the Securities and Exchange Commission on November 22, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

----------------

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

--------------------------------------------------------------------

Bontan Corporation Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant's name into English)

Ontario                                      Not Applicable

(State or other jurisdiction of              (I.R.S. Employer Identification No.)

incorporation or organization)

----------------------

47 Avenue Road, Suite 200

Toronto, Ontario, M5R 2G3 Canada

(416) 929-1806

(Address and telephone number of Registrant's principal executive offices)

----------------------

Kam Shah, Chief Executive Officer

47 Avenue Road, Suite 200

Toronto, Ontario, M5R 2G3 Canada

(416) 929-1806

(Name, address and telephone number of agent for service)

----------------------

Copies of communications to:

Jeffrey C. Robbins, Esq.

Messerli & Kramer P.A.

150 South Fifth Street, Suite 1800

Minneapolis, Minnesota 55402 USA

(612) 672-3706

----------------------

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

                                 -------------------------------------------------------------------------

Calculation of Registration Fee

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Price Per Share (2)	Proposed Maximum Aggregate Offering	Amount Of Registration Fee
Common shares, no par value(2)	21,840,000	$0.35	$7,644,000	$817.91

(1)

These shares are being registered for resale on behalf of the selling shareholders named in this prospectus and consist of (a) 10,400,000 outstanding common shares, and (b) 11,440,000 common shares issuable upon the exercise of outstanding warrants. Pursuant to Rule 416, this Registration Statement also relates to an indeterminate number of additional common shares resulting from stock splits, stock dividends or similar transactions with respect to the common shares being registered hereunder.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average bid and asked price on the Over-the-Counter Bulletin Board of NASDAQ as of November 13, 2006.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus made part of this registration statement is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted. IF YOU ARE NOT A NAMED SELLING SHAREHOLDER YOU MAY NOT SELL OUR COMMON SHARES PURSUANT TO THE PROSPECTUS MADE PART OF THIS REGISTRATION STATEMENT.

Subject to Completion, dated November 22, 2006

PROSPECTUS

BONTAN CORPORATION INC.

21,840,000 Common Shares

We are registering 21,840,000 common shares of Bontan Corporation Inc. for resale by the selling shareholders named herein consisting of (i) 10,400,000 outstanding common shares acquired by the selling shareholders from us in a private placement transaction commencing February 2006 and ending April 2006, (ii) 10,400,000 common shares issuable upon the exercise of outstanding warrants granted to selling shareholders in connection with the private placement, and (iii) 1,040,000 common shares issuable upon the exercise of outstanding warrants granted to Current Capital Corp., an affiliate of us, as part of a finder’s fee in our private placement.

Our registration of the common shares hereby does not necessarily mean that the selling shareholders will exercise any of the warrants or sell all or any of the shares covered by this prospectus. The selling shareholders will receive all of the proceeds from the sale of the shares offered in this prospectus. We will receive the exercise price of the warrants described in this prospectus to the extent they are exercised by the selling shareholders or their transferees.

Our common shares are quoted on the NASDAQ Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “BNTNF”.  On November 13, 2006, the average of the closing bid and asked prices of our common shares on the OTCBB was $0.35 per share.

The selling shareholders may, from time to time, offer the shares under this prospectus directly or through one or more broker-dealers on the OTCBB or on any national securities exchange or automated quotation system on which our common shares may then be listed or traded, in negotiated transactions or otherwise, at prices related to the prevailing market price or at negotiated prices. We will pay all expenses to register the common shares.  Any underwriting commissions, expenses, brokerage fees, transfer taxes, or other fees incurred by the selling shareholders in selling their common shares shall be the responsibility of the selling shareholders.  Please see “Plan of Distribution” and "Expenses Associated with the Registration."

An investment in our common shares involves a high degree of risk and only people who can afford the loss of their entire investment should consider investing.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offence. IF YOU ARE NOT A NAMED SELLING SHAREHOLDER HEREIN YOU MAY NOT SELL SHARES OF OUR COMMON STOCK PURSUANT TO THIS PROSPECTUS. See page 13 for a list of selling shareholders.

The date of this Prospectus is ________, 2006.

The terms "Company", "we", "us" and "our" as used in this prospectus refer to Bontan Corporation Inc. and its subsidiaries, as a combined entity, except where the context requires otherwise.

We prepare our consolidated financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) and all financial information set out herein has been determined in accordance with Canadian GAAP. All financial information presented in this prospectus is in Canadian dollars, unless otherwise indicated. All references to “$” or “dollars” means Canadian dollars and all references to “US$” means United States dollars.  On November 13, 2006, $1.00 Canadian dollar equalled approximately $.88 U.S. dollars.

We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934 (the "Exchange Act"). As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  We file annually an annual report on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant.

The distribution of this prospectus and the offering or sale of the common shares in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Persons into whose possession this prospectus may come are required to inform themselves about and to observe such restrictions.  IF YOU ARE NOT A NAMED SELLING SHAREHOLDER HEREIN YOU MAY NOT SELL OUR COMMON SHARES PURSUANT TO THIS PROSPECTUS.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act.  All statements included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements.

THE COMPANY

Background.  We are a Canadian corporation incorporated under the laws of the Province of Ontario.  Since April 2003, we have been a diversified natural resource company that invests in exploration, development and exploitation projects worldwide through our wholly-owned subsidiaries by acquiring joint venture, indirect and direct participation interests and working interests in those projects. During the fiscal year 2006, we sold our indirect participation interest in an oil exploration project and wrote off our working interest in a gas project owing to a dry test well. We currently do not own any interests in any oil or gas project or any natural resource project.  We are currently seeking opportunities to acquire oil and gas interests.  We have over US $5,000,000 in cash (US $2,441,100) and marketable securities ($US 3,022,470) as of September 30, 2006.

We were originally incorporated under the Business Corporation Act (Ontario) in 1973 under the name Kamlo Gold Mines Limited and went through multiple name changes and five major changes in our business activities including a marine propulsion business, a snack food business, and an emerging technology investments business. Details of these changes are provided in our Registration Statement on Form 20-F dated June 12, 2000 and a summary is provided in our Annual Report on Form 20-F dated August 29, 2006.  On April 21, 2003, we changed our name to "Bontan Corporation Inc." when we adopted our business strategy to focus on the natural resource sector.

Business Plan.  Our long-term business plan continues to be focused on becoming a diversified natural resource company that invests in major oil and gas exploration prospects. Through our wholly-owned subsidiaries, we will continue to seek highly visible opportunities in countries around the globe with a history of natural resource production that offer exciting and attractive propositions. We will seek to minimize risk by bringing in either joint venture, carried or working interest partners, depending on the size and scale of the project.

It is our current belief that oil and gas exploration is a high priority all over the world and especially in North America. Higher price levels for both these natural resources which have occurred over the past twelve months encourage new drilling activities.  Our past experience with our two oil and gas projects enables us to more efficiently select and evaluate potential exploration projects in the oil and gas sector than in the other resource sectors.  During the past several months, we have received without solicitation opportunities to participate in oil and gas exploration projects as a result of our past involvement in similar projects.

Therefore, our current business model, based on our experience with resource projects handled over the recent past and our assumptions set forth above, envisions the following key features:

a.

We will focus only on oil and gas exploration projects;

b.

Preference will be given to projects that have proven but undeveloped reserves rather than probable or potential reserves;

c.

We will invest our resources in projects which involves multiple well exploration potentials;

d.

Preference will be given to explorations involving shallow wells (up to 7,500 ft.)

rather than deep wells (over 15,000 ft.);

e.

Preference will be given to projects with other experienced partners who are involved in the project;

f.

We will attempt to allocate our cash or liquidity resources to more than one project.

Corporate Information.  Our corporate offices are located at 47 Avenue Road, Suite 200, Toronto, Ontario Canada M5R 2G3 and our telephone number is (416) 929-1806.  We are a reporting issuer in the province of Ontario.  Our common shares are listed on the NASDAQ OTCBB under the symbol "BNTNF" in the United States.

RISK FACTORS

Please consider carefully the following risk factors and uncertainties, which the Company faces in its business, and other information contained in this prospectus, before investing in the Company's common shares. This summary of risk factors is not meant to be exhaustive. If any of the following risks actually occur, the Company's business, results of operations and financial condition could suffer significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company

We  have  a  history  of  operating  losses  and  may  not  achieve  or  sustain profitability in the future.

We have incurred significant operating losses during recent fiscal years. We have not yet had any revenue from the exploration activities nor have we ever found that development activity is warranted on any of our properties.  As of June 30, 2006, we had an accumulated deficit of approximately $32.3 million.  We currently have no interest in any oil or gas property or any natural resource project.

We expect to continue to incur losses until it is determined that properties in which we may acquire interests in the future can be sufficiently developed for commercialization. Even if it is determined that such properties should be developed for commercialization, there is no certainty that we will produce revenue, operate profitably or provide a return on investment in the future. We cannot assure you that we will be able to achieve or sustain profitable operations in the future.

We are in the process of seeking oil and gas opportunities and currently do not own any interests or properties.

Currently, we do not own any interest in any oil or gas project or any natural resource project.  We are assessing various opportunities, none of which may meet our eligibility requirements. Consequently, we may not own any interest for an indeterminate amount of time.  As a result, we will use our cash resources to pay for expenses and costs we incur in our efforts to identify appropriate opportunities as well as for our standard operating costs.

Our operations are subject to substantial exploration and development risks.

The Company anticipates participating in oil and gas resource properties in the hope of locating reserves.  The Company's property interests, when acquired will most likely be in the exploration stage only. Accordingly, there is little likelihood that the Company will realize any profits in the short to medium term.  Any profitability in the future from the Company's business will be dependent upon locating reserves, which itself is subject to numerous risk factors.

The business of exploring for and producing oil and gas involves a substantial risk of investment loss which, even a combination of experience, knowledge and careful evaluation may not be able to overcome.  The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations, all of which requires a substantial investment.

Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities.  Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

A productive well may become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well.  In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances.  As with any petroleum property, there can be no assurance that oil and gas will be produced from the properties in which the Company has interests.

In addition, the marketability of oil and gas, which may be acquired or discovered, will be affected by numerous factors beyond the control of the Company.  These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection.

The extent of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. There is no assurance that our anticipated exploration and development activities in future resource properties will ultimately yield oil or gas in commercial quantities.  Drilling for oil and gas may be unprofitable. Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable.  We cannot assure you that we will be able to achieve profitable operations in the future.

In determining the purchase price for our future interests, we will rely on both internal and external assessments relating to estimates of exploration, production and possible reserves that may prove to be materially inaccurate.

The price we are willing to pay for an interest in an oil and gas project is based on a combination of projected exploration and production costs and on the estimates of potential reserves. Actual costs and reserve could vary materially from these estimates. Consequently, the interests we acquire may be less unproductive than expected, or not productive at all, which could adversely affect us or cause us to lose our entire invest, or both.  Initial assessments of an interest will be based on a report by engineers or firms of engineers and these initial assessments may differ significantly from our subsequent assessments.

Our interests are subject to uninsurable risks.

Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures or discharges of toxic gases. Such events could result in substantial damage to oil and gas wells, producing facilities and other property and personal injury.

Although management believes the operator of any properties in which the Company and its subsidiaries may acquire interests, will acquire and maintain appropriate insurance coverage in accordance with standard industry practice, the Company and its subsidiaries may suffer losses from uninsurable hazards or from hazards which the operator has chosen not to insure against because of high premium costs or other reasons.  If any of these industry operating risks occur, the Company and its subsidiaries may face liability.  The payment of any such liabilities may have a material, adverse effect on the Company's financial position.  We cannot assure you that insurance held by the operator of any of our properties will be adequate to cover losses or liabilities.

Environmental and other regulatory requirements may delay production and development of our resource interests.

The current or future operations of the Company, including development activities and commencement of production on its properties, require permits from various governmental authorities and such operations will be subject to laws and regulations governing prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, safety and other matters. Companies engaged in the development and operation of natural resource properties and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits.  There can be no assurance that approvals and permits required to commence production on its properties will be obtained.  Additional permits and studies, which may include environmental impact studies conducted before permits can be obtained, may be necessary prior to operation of the properties in which the Company acquires interests and there can be no assurance that the operator of these interests or the Company will be able to obtain or maintain all necessary permits that may be required to commence construction, development or operation of oil and gas extraction facilities at these properties on terms which enable operations to be conducted at economically justifiable costs.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions against the operator of any of our resource properties or us, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Conducting business in foreign countries subjects us to special risks, which we have no control over.

Company’s current business strategy may involve participation in overseas projects in the resource sector.  Consequently, the Company will be subject to certain risks associated with foreign ownership, including currency fluctuations, inflation, political instability and political risk. Oil, gas and other resource exploration and production activities in foreign countries may be affected in varying degrees by political stability and government regulations relating to the resource industry. Any changes in regulations or shifts in political conditions are beyond the control of the Company and may adversely affect its business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, restriction of earnings, taxation laws, expropriation of property, environmental legislation, water use and workplace safety.

Our short term investments are susceptible to market fluctuations and other risks.

We have over US $5,000,000 in cash (US $2,441,100) and marketable securities ($US 3,022,470) as of September 30, 2006. Our marketable securities are primarily securities of publicly held Canadian corporations.  The value of these securities is subject to market fluctuations as well as the specific risks of each particular issuer.  Although we believe we have diversified our portfolio, we may lose some of our original investment in the event that an investment does not perform as anticipated.

We will need to raise additional funds in the future, which may not be available to us.

The Company is currently without a source of revenue from operations and upon the investment of its current cash and liquidity resources will most likely be required to issue additional securities to finance its operations and the development of its projects.  We may not be able to obtain additional financing on acceptable terms or at all. Failure to obtain additional financing on a timely basis could cause the Company to sell or forfeit its interest in its properties and reduce or terminate its operations on such properties or discontinue operations entirely.

There is a substantial risk of dilution through possible equity financings and stock options.

Any equity or debt financings, if available at all, may cause dilution to our then-existing shareholders. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our common shares would decrease and the percentage ownership of then current shareholders would be diluted.

Additionally, the Company may in the future grant to some or all of its own and its subsidiaries' directors, officers, insiders and key consultants options to purchase the Company's common shares as non-cash incentives to those people. Such options may be granted at exercise prices equal to market prices at time when the public market is depressed or below fair market value.  To the extent that significant numbers of such options may be granted and exercised, the interests of the then existing shareholders of the Company may be subject to additional dilution.

We are dependent upon our key managerial consultants, the loss of which would negatively affect our business.

Our performance depends on a small number of key managerial consultants. In particular, we believe our success is highly dependent upon the services of our Chief Executive Officer and Chief Financial Officer, Mr. Kam Shah, as well as Mr. Terence Robinson both of whom are consultants and who have been significantly involved in locating and negotiating our resource investments. Loss of either of their services could negatively affect our business.

Our officers and directors reside outside of the United States and there is a risk that civil liabilities and judgments may be unenforceable.

The Company and its officers and all but one of its directors are residents of countries other than the United States, and most of the Company's assets are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or enforce in the United States against such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal securities laws or state securities laws.

Risk Factors Relating to Our Common Shares

Our share price has been volatile in the past and may decline in the future.

In recent years, the securities markets in Canada and the United States have experienced a high level of price and volume volatility, and the market prices of securities of many companies, particularly small mineral exploration companies like the Company, have experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  Our shares may continue to experience significant market price and volume fluctuations in the future in response to factors, which are beyond our control.

Shares eligible for future sale may depress our stock price.

At August 15, 2006, we had approximately 27,300,000 shares of common stock outstanding of which approximately 11,000,000 are restricted securities under Rule 144 promulgated under the Securities Act.  We also have approximately 13,000,000 and 4,800,000 shares of commons stock issuable under presently exercisable warrants and options, respectively, of which 1,800,000 and 4,800,000 shares, respectively, are registered pursuant to an effective registration statement under the Act and are eligible for resale in the public market.  Sales of shares of common stock pursuant to an effective registration statement or under Rule 144 or another exemption under the Act could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

We do not intend to pay dividends.

All of the Company's available funds will be invested to finance the growth of the Company's business and therefore investors cannot expect and should not anticipate receiving a dividend on the Company's common shares in the foreseeable future.

Our common stock is subject to penny stock rules.

The capital stock of the Company would be classified as “penny stock” as defined in Reg. § 240.3a51-1 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”).  In response to perceived abuse in the penny stock market generally, the 1934 Act was amended in 1990 to add new requirements in connection with penny stocks.  In connection with effecting any transaction in a penny stock, a broker or dealer must give the customer a written risk disclosure document that (a) describes the nature and level of risk in the market for penny stocks in both public offerings and secondary trading, (b) describes the broker’s or dealer’s duties to the customer and the rights and remedies available to such customer with respect to violations of such duties, (c) describes the dealer market, including “bid” and “ask” prices for penny stock and the significance of the spread between the bid and ask prices, (d) contains a toll-free telephone number for inquiries on disciplinary histories of brokers and dealers, and (e) define significant terms used in the disclosure document or the conduct of trading in penny stocks.  In addition, the broker-dealer must provide to a penny stock customer a written monthly account statement that discloses the identity and number of shares of each penny stock held in the customer’s account, and the estimated market value of such shares.  The extensive disclosure and other broker-dealer compliance related to penny stocks may result in reducing the level of trading activity in the secondary market for such stocks, thus limiting the ability of the holder to sell such stock.

Your rights and responsibilities as a shareholder will be governed by Canadian law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Ontario Canada law. The rights and responsibilities of holders of our shares are governed by our memorandum of association, our articles of association and by Canadian law. These rights and responsibilities may differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.

Changing regulation of corporate governance and public disclosure can cause additional expenses and failure to comply may adversely affect our reputation and the value of our securities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and new and changing provisions of Canadian securities laws, are creating uncertainty because of the lack of specificity and varying interpretations of the rules. As a result, the application of the rules may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Any failure to comply with applicable laws may materially adversely affect our reputation and the value of our securities.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our reputation and the value of our securities may be adversely affected.

Beginning with our annual report for the year ending March 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report of management with our annual report on Form 20-F, which is to include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. That report will also be required to include a statement that our independent auditors have issued an attestation report on management’s assessment of our internal control over financial reporting. In order to achieve compliance with Section 404 within the prescribed period, management is in the process of adopting a detailed project work plan to assess the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented, remediate any control weaknesses that may be identified, and implement a continuous reporting and improvement process for internal control over financial reporting. Any failure to comply with Section 404, including issuing the required management report and obtaining the attestation report on management’s assessment from our independent auditors, may materially adversely affect our reputation and the value of our securities.

If we lose our status as a foreign private issuer, our compliance costs will increase.

We are a "foreign private issuer" as defined under the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.   If we lose our status as a foreign private issuer by our election or otherwise, we will be subject to additional reporting obligations under the Exchange Act which could increase our cost of operations.

CAPITALIZATION AND INDEBTEDNESS

The following sets forth on an unaudited, consolidated Canadian GAAP basis (a) the Company's actual capitalization and indebtedness as of September 30, 2006, and (b) the Company's capitalization and indebtedness as of September 30, 2006 as adjusted to give effect to the exercise of 11,440,000 warrants by the selling shareholders for gross proceeds of $4,425,621. No adjustment has been made for actual or estimated costs the Company may incur with respect to this offering. There is no assurance that any or all of the warrants will be exercised by the selling shareholders.

	Actual as at September 30, 2006	Pro-forma position as at September 30, 2006 adjusted by the proceeds of warrants
Current Liabilities
Total Debts	51,247	51,247
Shareholders' equity
Share capital	27,360,367	38,493,020
Warrants	6,961,152	254,120
Contributed surplus	4,069,549	4,069,549
Deficit	(32,380,154)	(32,380,154)
Total Shareholders' equity	6,010,914	10,436,535

Total Capitalisation	$ 6,062,161	$ 10,487,782

MARKETS

Our shares trade on the NASDAQ Over-the-Counter Bulletin Board (OTCBB) under the symbol BNTNF (formerly DCHK). The Company's shares traded during the periods and at the prices set out below.  The Company effected a 7:1 reverse stock split on April 21, 2003.

The following table outlines the annual high and low market prices for the five most recent fiscal years:

Fiscal year ended March 31	High In US $	Low In US$
2006	1.51	0.20
2005	2.15	0.33
2004	2.47	0.21
2003	2.38	0.21
2002	4.83	0.28

The following table outlines the high and low market prices for each quarter of the two most recent full financial years and subsequent periods:

Fiscal Quarter ended	High	Low
	In US$	In US$
September 30, 2006	0.60	0.25
June 30, 2006	0.75	0.48
March 31, 2006	0.66	0.23
December 31, 2005	1.45	0.20
September 30, 2005	1.53	0.68
June 30, 2005	1.05	0.58
March 31, 2005	1.62	0.75
December 31, 2004	2.15	0.48
September 30, 2004	1.13	0.33
June 30, 2004	2.05	0.90

The following table outlines the high and low market prices for each of the most recent six months:

Month	High	Low
	In US$	In US$
October 31, 2006	0.37	0.28
September 30, 2006	0.41	0.25
August 31, 2006	0.37	0.30
July 31, 2006	0.61	0.32
June 30, 2006	0.74	0.47
May 31, 2006	0.78	0.52

INFORMATION ON OUTSTANDING SHARES

The number of shares outstanding before and after this offering is set forth below:

      -

Common shares outstanding before the offering:

27,300,203

      -

Common shares to be outstanding after the offering

38,740,203

assuming exercise of all the warrants registered hereby

The number set forth above for the common shares outstanding before this offering is the number of shares outstanding as at August 15, 2006, excluding the common shares which may be issued upon exercise of the warrants being offered for resale by this prospectus. The numbers set forth above excludes 1,721,960 warrants exercisable at US$1 per share issued under our 2003 private placement and included in a registration statement effective on July 21, 2005, 4,795,000 common shares that are issuable upon the exercise of outstanding options issued under our 1999 Consultants Stock Option Plan and 2003 Consultants Stock Option Plan. These options are exercisable at prices ranging from $0.35 to $1.00 per share, with a weighted average exercise price of $0.48 per share.

REASONS FOR THE REGISTRATION AND USE OF PROCEEDS

This prospectus relates to the registration of 21,840,000 of our common shares for resale by the selling shareholders. On April 16, 2006, we completed a private placement of 10,400,000 units at US$0.25.  Each unit was comprised of one of our common shares and a warrant for the purchase of one additional common share at a price of US$0.35 within twenty-four months of the date of issuance of the unit.  In addition, we also issued 1,040,000 warrants as finder’s fee for the purchase of one additional common share at a price of US$0.35 within twenty-four months of the date of issuance to Current Capital Corp., a Canadian corporation.

Current Capital is owned 100% by Mr. John Robinson.  Mr. Robinson is a selling shareholder with respect to 4,444,000 shares and 1,040,000 warrant shares owned by Current Capital Corp.  Mr. Robinson owns 18% of our outstanding capital stock as of September 30, 2006.  Current Capital is a media relations company and provides services to us. Mr. Kam Shah, our Chief Executive Officer and Chief Financial Officer, and also a selling shareholder, provides independent consulting services to Current Capital.

All of the warrants are currently exercisable and expire at various times beginning March 2008 and ending April 2008, unless extended by us. None of the warrants have been exercised. We are registering the shares to permit the selling shareholders to dispose of the shares from time to time.  We conducted our private placement upon reliance on an exemption from registration under Regulation S and Regulation D of the Securities Act of 1993.

We will not receive any of the proceeds from the sale by the selling shareholders of our common shares. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised.

SELLING SHAREHOLDERS

The table below lists the selling shareholders who may resell common shares pursuant to this prospectus and other information regarding the beneficial ownership of the shares and shares issuable upon exercise of warrants received in the private placement.

The second and third columns list the number and percentage of shares beneficially owned by each selling shareholder as of the date of this prospectus.

The fourth column lists the number of shares being offered by this prospectus by each of the selling shareholders.

The fifth and sixth columns lists the number and percentage of shares owned after this offering assuming the sale of all of the shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares in this offering.

The term “beneficial ownership” includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common shares subject to convertible securities currently exercisable or exercisable within 60 days to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem these common shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership is based on 27,300,203 common shares outstanding as of August 15, 2006, together with any applicable convertible securities for that shareholder.

Except as otherwise indicated, we believe the beneficial owner of the common shares listed below, based on information furnished by them, has sole voting and investment power over the number of shares listed opposite its name.

Except as indicated below, to our knowledge, none of the selling shareholders is a director, officer or consultant of ours or holder of 10% or more of our shares, or a broker-dealer or an affiliate of a broker-dealer.

	Name and Location of Selling Shareholder	Number of shares beneficially owned prior to this offering	% of shares beneficially owned prior to this offering	Number of shares offered pursuant to this prospectus	Number of shares beneficially owned after this offering	% of shares beneficially owned after this offering
1	Simon M. Williams (1) 16 Admiral Road Toronto, ON, M5R 2L5 Canada	200,000	*	200,000	-	-
2	Howard N. Lis (2) 32 Shallmar Blvd. Toronto, ON M6C 2J9 Canada	200,000	*	200,000	-	-
3	Ronald J. Kimel (3) 440 Adebide St. W Toronto, ON M5V 1S7 Canada	400,000	1.45%	400,000	-	-
4	Louise Patricio (4) 700 King St. W, Suite 211 Toronto, ON M5V 2Y6 Canada	200,000	*	200,000	-	-
5	Sheldon Inwentash (5) 130 King Street West, Suite 2810 Toronto, ON M5X 1A9 Canada	7,612,000	25.12%	6,000,000	-	-
6	Andrew W. Cumming (6) 11 Thornwood Rd. Toronto, ON M4W 2R8 Canada	400,000	1.45%	400,000	-	-
7	Richard J. Elder (7) 111 Fairfield Dr. King City, ON L7B 1L9 Canada	400,000	1.45%	400,000	-	-
8	Anthony Lacaria (8) 2112-401 Bay Street Toronto, ON M5H 2Y4 Canada	2,000,000	7.1%	2,000,000	-	-
9	Pasquale Di Capo (9) 130 King Street West, Suite 2810 Toronto, ON M5X 1A9 Canada	400,000	1.45%	400,000	-	-
10	Richard Patricio (10) 15 Northfield Court, Box 845 Klienburg, ON L0J 1C0 Canada	1,000,000	3.6%	1,000,000	-	-
11	Steven Palmer (11) 89 Donwoods Dr. Toronto, ON M4N 2G7 Canada	400,000	1.45%	400,000	-	-
12	Jennifer A. Goldman (12) 142 Old Forest Hill Rd. Toronto, ON M5N 2N8 Canada	200,000	*	200,000	-	-
13	Peter M. Deeb (13) 141 Adelaide St. West #1800 Toronto, ON M5H 3L5 Canada	800,000	2.9%	800,000	-	-
14	John D. Robinson (14) 47 Avenue Road, Suite 200 Toronto, ON M5R 2G3 Canada	5,545,199	18%	4,440,000	-	-
15	Kamlesh Shah (15) 75 Boulderbrook Drive Scarborough, ON M1X 2C3 Canada	688,000	2.5%	400,000	-	-
16	Jeffrey Forster (16) 400 Alton Road, Apt. 1706 Miami Beach, FL 33139 USA	400,000	1.45%	400,000	-	-
17	David Crystal (17) 23 Richmond Road Hamilton HM08 Bermuda	2,000,000	7.1%	2,000,000	-	-
18	Warren Davis (18) Maude Beatrice House 35 Village Rd. Nassau, Bahamas	2,000,000	7.1%	2,000,000	-	-
	TOTALS	24,845,199		21,840,000

* Less than 1%

(1)  Includes 100,000 shares issuable upon the exercise of currently exercisable warrants.

(2)  Includes 100,000 shares issuable upon the exercise of currently exercisable warrants.  Mr. Lis is an affiliate of a broker-dealer and has represented to us that he purchased the securities for investment purposes, in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(3)  Includes 200,000 shares issuable upon the exercise of currently exercisable warrants. Mr. Kimel is an affiliate of a broker-dealer and has represented to us that he purchased the securities for investment purposes, in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(4)  Includes 100,000 shares issuable upon the exercise of currently exercisable warrants.

(5)  Represents 5,112,000 securities owned by Pinetree Resource Partnership for which Mr. Inwentash has shared voting and shared investment control with the corporate partners of the partnership namely, Genevest Inc., Emerald Capital Corp and Pinetree Capital Corp., and 2,500,000 securities for which Mr. Inwentash has sole voting and/or investment control.  Based on a Schedule 13D/A filed on May 5, 2006 by Pinetree Resource Partnership, Mr. Inwentash, Genevest Inc., Emerald Capital Corp and Pinetree Capital Corp.  Includes 3,000,000 shares issuable upon the exercise of currently exercisable warrants.

(6)  Includes 200,000 shares issuable upon the exercise of currently exercisable warrants.

(7)  Includes 200,000 shares issuable upon the exercise of currently exercisable warrants.

(8)  Represents securities owned by 1697059 Ontario Inc. for which Mr. Lacaria has sole voting and/or investment control.  Includes 1,000,000 shares issuable upon the exercise of currently exercisable warrants.

(9)  Includes 200,000 shares issuable upon the exercise of currently exercisable warrants.

(10)  Includes 500,000 shares issuable upon the exercise of currently exercisable warrants.

(11)  Represents securities owned by Jennifer A. Mackenzie for which Mr. Palmer, her husband, has sole voting and/or investment control.  Includes 200,000 shares issuable upon the exercise of currently exercisable warrants.

(12)  Includes 100,000 shares issuable upon the exercise of currently exercisable warrants.

(13) Represents securities owned by Hampton Securities Inc. for which Mr. Deeb has sole voting and/or investment control. Includes 400,000 shares issuable upon the exercise of currently exercisable warrants.  Hampton Securities Inc. has represented to us that it purchased the securities for investment purposes, in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(14)  Represents 4,440,000 securities owned by Current Capital Corp. for which Mr. Robinson has sole voting and investment control.  Includes 3,599,103 shares issuable upon the exercise of currently exercisable warrants. Mr. Robinson is a key consultant to us and sole shareholder of Current Capital Corp. which provides us with media and investors relations.

(15)   Includes 200,000 shares issuable upon the exercise of currently exercisable warrants.  Mr. Shah is our Chief Executive Officer, Chief Financial Officer and a director. He also provides accounting services to Current Capital Corp., as an independent consultant.

(16)  Includes 200,000 shares issuable upon the exercise of currently exercisable warrants.

(17)  Represents securities owned by Gryphon Bond Fund Ltd. for which Mr. Crystal has sole voting and/or investment control.  Includes 1,000,000 shares issuable upon the exercise of currently exercisable warrants.

(18)  Represents securities owned by TBH Investments Ltd., an affiliate of a broker-dealer, for which Mr. Davis has sole voting and/or investment control.  Includes 1,000,000 shares issuable upon the exercise of currently exercisable warrants. TBH Investments has represented to us that it purchased the securities for investment purposes, in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

PLAN OF DISTRIBUTION

We are registering the shares offered hereby on behalf of the selling shareholders. Selling shareholders include donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other similar transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling shareholders.

Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) including,

•

on the OTCBB at prevailing market prices;

•

in negotiated transactions;

•

through put or call options transactions relating to the shares;

•

through short sales of shares (including the closing of any open short position), or through transactions in options, swaps or other derivatives;

or a combination of these methods of sale, or through any lawful manner, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholders.

The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both.  Compensation to a particular broker-dealer might be in excess of customary brokerage commissions.

The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have not agreed to indemnify any selling shareholder against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

The selling shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule or another exemption under the Securities Act.

If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•

the name of each such selling shareholder and of the participating broker-dealer(s);

•

the number of shares involved;

•

the initial price at which such shares were sold;

•

the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•

that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•

other facts material to the transaction.

EXPENSES ASSOCIATED WITH THE REGISTRATION

We have agreed to bear all expenses relating to the registration of the shares covered by this prospectus. We estimate these expenses to be approximately US$12,500, which include the following categories of expenses:

SEC registration fee	$ 817.91
Printing and photocopying fees	150.00
Legal fees and expenses	10,000.00
Accounting fees and expenses
Transfer agent and registrar fees and expenses	1,000.00
Miscellaneous expenses	500.00
--------------------------
Total Expenses	US $ 12,467.91

EXPERTS

Our consolidated financial statements included in our Form 20-F for the year ended March 31, 2006 were audited by Schwartz Levitsky Feldman llp, independent registered public accounting firm as set forth in their report thereon and incorporated in this prospectus by reference and for each of the two previous years in the three year period ended March 31, 2006 had been audited by Sloan Partners LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the registration of the shares hereunder will be passed upon for us by Messerli & Kramer P.A., our U.S. securities counsel.

INCORPORATlON OF DOCUMENTS BY REFERENCE

The SEC allows the Company to "incorporate by reference" the information it files with the SEC into this prospectus. This means that the Company can disclose important information to you by referring you to other documents, which we have filed or will file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede information previously filed. The Company incorporates by reference the documents listed below:

a)

Our annual report on Form 20-F filed on August 29, 2006 for the fiscal year ended March 31, 2006;

b)

Our current reports on Form 6-K filed on September 1, 2006;

c)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above;

d)

The description of our securities contained in our registration statement on Form 20-F filed with the Securities and Exchange Commission on June 12, 2000, including any amendment or report filed for the purpose of updating such description.

Prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, the Company also incorporates by reference all of its subsequent annual reports filed with the SEC on Form 20-F and all of its subsequent reports on Form 6-K under the Exchange Act submitted to the SEC that it specifically identifies in such form as being incorporated by reference into this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

The Company shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to our Chief Financial Officer, Bontan Corporation Inc. at 47 Avenue Road, Suite 200, Toronto, Ontario M5R 2G3, Canada, Tel: 416-929-1806.  Our SEC filings are also available over the Internet at the SEC's website at www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. The Company has not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN GET MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3, which we filed with the Securities and Exchange Commission under the Securities Act of 1933.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto.  As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto.  For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto.  You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed.  Each such statement is qualified in its entirety by such reference.

We file annual and special reports and other information with the SEC. These filings contain important information, which does not appear in this prospectus.  For further information about us, you may read and copy these filings at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090, or at the SEC’s website at www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, the Company's articles of association and certain provisions of Canadian law contain provisions relating to the ability of our officers and directors to be indemnified by the Company for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company's directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of Ontario and the majority of our assets and operations are located outside the United States. It may not be possible for holders to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of our directors and officers are residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws.

BONTAN CORPORATION INC.

21,840,000 SHARES

PROSPECTUS

You should rely only on the information contained in this prospectus or incorporated by reference herein.  We have not authorized anyone to provide you with different information and you should not rely on any such different information.  No offer to sell or buy any of the securities covered by this prospectus is being made in any state or jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

__________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the “Act”), the Company may indemnify a present or former director or officer or a person who acts or acted at the Company’s request as a director or officer or of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  Such indemnification may be made in connection with an action by or on behalf of the Company or such other corporation only with court approval.  A director or officer is entitled to indemnification from the Company as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

The by-laws of the Company provide that each director, each officer, each former director, each former officer and each person who acts or acted at the Company’s request as a director or officer or of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, shall be indemnified and saved harmless by the Company from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of the Company or such body corporation, if he acted honestly and in good faith with a view to the Company’s best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.  In certain circumstances the Company has provided its Directors or its subsidiaries’ Directors with a written indemnification confirming the indemnification available under its by-laws.

The Company currently does not maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

Item 9.  Exhibits.

Exhibit Number	Description of Documents
4.1	Form of Common Share Certificate (Incorporated by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003).
4.2	Form of Private Placement Agreement for February 2006
4.3	Form of Share purchase warrants regarding February 2006 private placement.
5.1	Opinion of Messerli & Kramer P.A. as to the legality of the common shares being registered hereby.
23.1	Consent of Schwartz Levitsky Feldman LLP
23.2	Consent of Sloan Partners LLP
23.3	Consent of Messerli & Kramer P.A. (Included in their opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 10.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of November, 2006.

                                           Bontan Corporation Inc.

                                           By:      /s/ Kam Shah

                                              ----------------------------------

                                              Name: Kam Shah

                                              Title:   Chief Executive Officer and Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kam Shah, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature

Title

-------------------------------------       --------------------------------------

By:    /s/ Kam Shah

Director, Chief Executive Officer,

   -------------------------------

Chief Financial Officer

Name:  Kam Shah

Date: November 22, 2006

By:    /s/ Dean Bradley

Director

   -------------------------------

Name:   Dean Bradley

Date: November 22, 2006

By:    /s/ Damian Lee

Director

   -------------------------------

Name:  Damian Lee

Date: November 22, 2006

EXHIBIT INDEX

Exhibit Number	Description of Documents
4.1	Form of Common Share Certificate (Incorporated by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003).
4.2	Form of Private Placement Agreement for February 2006
4.3	Form of Share purchase warrants regarding February 2006 private placement.
5.1	Opinion of Messerli & Kramer P.A. as to the legality of the common shares being registered hereby.
23.1	Consent of Schwartz Levitsky Feldman LLP.
23.2	Consent of Sloan Partners LLP
23.3	Consent of Messerli & Kramer P.A. (Included in their opinion filed as Exhibit 5.1 hereto).